                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           AMERICAN TELECASTING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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
                           AMERICAN TELECASTING, INC.
                       5575 TECH CENTER DRIVE, SUITE 300
                        COLORADO SPRINGS, COLORADO 80919

                               ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ---------------

To the Stockholders of American Telecasting, Inc.:

       PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of American Telecasting, Inc. (the "Company"), will be held on Thursday, April 24, 1997, at 10:00 a.m., Mountain Time in Salon E at the Marriott Hotel, 5580 Tech Center Drive, Colorado Springs, Colorado 80919, to consider and act upon the following matters:

       I.     to elect six directors for the ensuing year;

       II. to consider and act upon a proposal to amend Article IV of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 55,000,000, consisting of 45,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.

       III. to approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

       IV. to transact such other business as may properly come before the meeting.

       In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination at the Company's headquarters for ten business days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., Mountain Time, and at the meeting, during the entire time thereof.

       Accompanying this notice is a Proxy and Proxy Statement and a copy of the Company's Annual Report for the year ended December 31, 1996. Whether or not you expect to be present at the meeting, please sign and date the Proxy and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is voted at the meeting. Only stockholders of record at the close of business on March 11, 1997 will be entitled to vote at the meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ ROBERT D. HOSTETLER
                                    ----------------------------------
                                            ROBERT D. HOSTETLER
                                    President and Chief Executive Officer

March 28, 1997

                          AMERICAN TELECASTING, INC.
                      5575 TECH CENTER DRIVE, SUITE 300
                       COLORADO SPRINGS, COLORADO 80919

                               ---------------

                               PROXY STATEMENT

                                   FOR THE

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 24, 1997

                               ---------------

       This Proxy Statement is being furnished to the stockholders of American Telecasting, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the 1997 Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, April 24, 1997 in Salon E at the Marriott Hotel, 5580 Tech Center Drive, Colorado Springs, Colorado 80919, at 10:00 a.m., Mountain Time.

       This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about March 28, 1997. The Annual Report of the Company for the fiscal year ended December 31, 1996, is being mailed to stockholders with this Proxy Statement and the accompanying proxy card.


                                     VOTING

GENERAL

       Only holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on March 11, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, 25,743,607 shares of Class A Common Stock were issued and outstanding. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on each matter submitted to the stockholders.

       The presence in person or by proxy of the holders of a majority of the shares of Class A Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required for approval of the proposed amendment to the Company's Restated Certificate of Incorporation (the "Amendment"). The affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat is required for approval of all other items being submitted to the stockholders for their consideration. Donald R. DePriest, Chairman of the Board of the Company, controls directly or indirectly approximately 19.4% of the Company's outstanding Class A Common Stock, including the approximately 8.9% held of record by MCT Investors, L.P. ("MCT"). Mr. DePriest has indicated his intention to vote FOR the election to the Board of Directors of the individuals named as nominees herein, FOR the Amendment and FOR the appointment of Arthur Andersen LLP as independent auditors of the Company.

              An automated system administered by the Company's transfer agent will tabulate the votes. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") will be counted to determine whether a quorum is present. With respect to the Amendment (Proposal No. 2), both abstentions and Broker Non-Votes will be counted as part of the total number of votes cast on such proposal in determining whether the proposal has been approved by the stockholders. Thus, both abstentions and Broker Non-Votes will have the effect of votes "against" the Amendment. With respect to all other matters submitted to the stockholders for their consideration, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any given proposal, whereas Broker Non-Votes will have no effect in determining whether any given proposal has been approved by the stockholders.

VOTING BY PROXY

       With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to all other proposals being submitted to the stockholders for their consideration, stockholders may (i) vote "for" such proposal, (ii) vote "against" such proposal, or (iii) abstain from voting on such proposal. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors, "FOR" the Amendment, and "FOR" the appointment of Arthur Andersen LLP as independent auditors. Management knows of no other matters that may come before the meeting for consideration by the stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

       Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the Annual Meeting. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder's behalf at the meeting.

       In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Directors, officers and employees will receive no additional compensation for such solicitation. The Company has retained Georgeson & Company, Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a fee of approximately $7,500 plus reimbursement of out-of-pocket costs. All expenses incurred in connection with the solicitation of proxies (including the cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material which may be furnished to stockholders) will be borne by the Company. Brokerage firms, nominees, custodians and other fiduciaries may be requested to forward proxy materials to the beneficial owners of shares held of record by them, and will be reimbursed for their expenses incurred in connection therewith.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the beneficial ownership of the Company's Class A Common Stock at February 14, 1997 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each director or nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power of the shares listed opposite such person's name. The address of MCT is 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314. The address of CFW Communications Company ("CFW") is 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980.

                                                                         PERCENT
                                                  AMOUNT AND NATURE OF     OF
       NAME                                       BENEFICIAL OWNERSHIP    CLASS
       ----                                       --------------------    -----
   MCT Investors, L.P.(1)   . . . . . . . . . . .       2,213,648          8.9%
   CFW Communications Company(2)  . . . . . . . .       1,486,434          6.0%
   James S. Quarforth(3)  . . . . . . . . . . . .           2,820          *
   Donald R. DePriest(4)  . . . . . . . . . . . .       4,799,135         19.4%
   Richard F. Seney(5)  . . . . . . . . . . . . .         120,750          *
   Robert D. Hostetler(6)   . . . . . . . . . . .         385,475          1.5%
   Carl A. Rosberg(7)   . . . . . . . . . . . . .           1,900          *
   Mitchell R. Hauser   . . . . . . . . . . . . .           3,918          *
   David K. Sentman   . . . . . . . . . . . . . .              --          *
   John B. Suranyi  . . . . . . . . . . . . . . .             718          *
   Terry J. Holmes  . . . . . . . . . . . . . . .          13,316          *
   Brian E. Gast(8)   . . . . . . . . . . . . . .         110,000          *
   All current directors and executive officers
    as a group (9 persons)  . . . . . . . . . . .       5,328,032         21.2%

---------------
*  Less than 1%.

(1) Consists solely of 2,213,648 shares which are held of record by MCT but owned beneficially by Donald R. DePriest. Mr. DePriest is the Chairman of the Board, President and sole stockholder of MedCom Development Corporation ("MedCom"), which is the sole general partner of MCT. Mr. DePriest has sole voting and investment power with respect to these shares, which power is exercised through MedCom and MCT. MCT disclaims beneficial ownership with respect to these shares.
(2) Includes 74,322 shares owned by CFW Communications Foundation, a Virginia non-stock corporation. Seven of nine directors of CFW are also directors of CFW Communications Foundation.
(3) Includes 20 shares owned by Mr. Quarforth's minor children, of which Mr. Quarforth disclaims beneficial ownership. Excludes 1,486,434 shares owned beneficially by CFW, of which Mr. Quarforth disclaims beneficial ownership. Mr. Quarforth is President and Chief Executive Officer of CFW.
(4) Includes 2,213,648 shares held of record by MCT over which Mr. DePriest has sole voting and investment power, 41,058 shares held of record by MedCom over which Mr. DePriest has sole voting and investment power, and 2,520,236 shares held directly by Mr. DePriest. See Note 1 above. Also includes 24,193 shares held of record by CD Partners ("CD Partners"), a general partnership of which Mr. DePriest is a 50% partner, over which Mr. DePriest has shared voting and investment power. Mr. DePriest disclaims beneficial ownership over all shares held by MCT and CD Partners, except to the extent of Mr. DePriest's pro rata interest in the profits and losses of MCT and CD Partners, respectively.
(5) Excludes 2,213,648 shares held by MCT, of which Mr. Seney disclaims beneficial ownership. Mr. Seney is Vice President and General Manager of MedCom, the sole general partner of MCT.
(6) Includes the right to acquire 37,500 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.
(7) Excludes 1,486,434 shares owned beneficially by CFW, of which Mr. Rosberg disclaims beneficial ownership. Mr. Rosberg is Senior Vice President and a director of CFW.
(8) Includes the right to acquire 110,000 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

       Each director of the Company is elected to serve until the next annual meeting of the stockholders or until his successor is duly elected and qualified. The Board of Directors has nominated the six persons named below to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All nominees are currently members of the Board.

       Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

       The affirmative vote of the holders of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN (ITEM NO. 1 ON THE ENCLOSED PROXY CARD).

       The following table sets forth certain biographical information as of February 14, 1997 about each of the individuals nominated for election as a Director of the Company. Information with respect to the number of shares of the Company's Class A Common Stock beneficially owned by each of the nominees, directly or indirectly, as of February 14, 1997, appears on page 3 of this Proxy Statement.

                             DIRECTOR           PRINCIPAL OCCUPATION AND
   NAME AND AGE               SINCE:               OTHER INFORMATION
   -------------              -------              -----------------
Donald R. DePriest (57)     December 1988   Chairman of the Board of Directors
                                            of the Company since March 1990;
                                            President of the Company from 1988
                                            through March 1990; Chairman of the
                                            Board of Directors, President and
                                            sole stockholder of MedCom, the sole
                                            general partner of MCT, an
                                            investment partnership specializing
                                            in the communications and health
                                            care industries and the Company's
                                            largest stockholder; also a limited
                                            partner of MCT; Chairman of the
                                            Board and President of Boundary
                                            Healthcare Products Corporation, a
                                            hospital products manufacturer, from
                                            1987 through its sale to Maxxim
                                            Medical, Inc. ("Maxxim") in
                                            December 1992; Director of Maxxim, a
                                            publicly-traded hospital products
                                            manufacturer, since December 1992.

Richard F. Seney (42)       March 1990      Vice Chairman of the Board of
                                            Directors of the Company since
                                            October 1993; Secretary of the
                                            Company since 1988; Treasurer of the
                                            Company from 1988 to March 1994;
                                            Vice President and General Manager
                                            of MedCom since 1987; limited
                                            partner of MCT.

Robert D. Hostetler (54)    March 1994      President and Chief Executive
                                            Officer of the Company since January
                                            1996; Vice President - Development
                                            of the Company from January 1995
                                            through December 1995; Director of
                                            Mergers and Acquisitions of the
                                            Company from December 1993 through
                                            December 1994; served as director
                                            and/or officer of several entities
                                            engaged in the business of
                                            constructing and operating wireless
                                            cable television systems, certain of
                                            which were acquired by the Company
                                            in December 1993 (the "Choice TV
                                            Group") from 1988 to 1993.

Mitchell R. Hauser (37)     October 1993    President and Chief Executive
                                            Officer of WJG Maritel, a marine
                                            telecommunications company, since
                                            July 1996; Vice President of Granite
                                            Capital, an investment manager, from
                                            August 1990 to September 1993; Vice
                                            President and Portfolio Manager of
                                            National Securities and Research, a
                                            mutual fund manager, from July 1989
                                            to August 1990; Vice President and
                                            Director of Research of IMI
                                            Securities, a brokerage firm, prior
                                            to July 1989; limited partner and
                                            associate of MCT.

James R. Quarforth (42)     January 1991    President, Chief Executive Officer
                                            and Director of CFW, a publicly-
                                            traded telecommunications company;
                                            has served in various capacities
                                            with CFW since 1984, including
                                            Executive Vice President -
                                            Operations, Vice President -
                                            Administration and Controller;
                                            currently a director of Virginia
                                            Financial Corporation, a publicly-
                                            traded bank holding company.

Carl A. Rosberg (44)        April 1994      Senior Vice President and Director
                                            of CFW; has served in various
                                            capacities with CFW since 1988,
                                            including Vice President -
                                            Administration and Senior Vice
                                            President - Operations.

PENDING LITIGATION INVOLVING CERTAIN EXECUTIVE OFFICERS AND A DIRECTOR OF THE COMPANY

       On or about February 17, 1994, a complaint (the "Complaint") was filed by Fresno Telsat, Inc. ("FTI"), the 35% general partner of Fresno MMDS Associates (the "Fresno Partnership") which operates the Company's Fresno, Merced and Visalia wireless cable systems, in the Superior Court of the State of California for the County of Monterey against Robert D. Hostetler, Terry J. Holmes, the Company, and certain other named and unnamed defendants. From 1989 through June 10, 1993, Mr. Hostetler was a member of the Board of Directors and President of FTI. Mr. Hostetler and his wife currently own 28% of the outstanding capital stock of FTI. Mr. Hostetler has been employed by the Company since December 10, 1993 and became a director of the Company on March 22, 1994. Mr. Hostetler became President and Chief Executive Officer of the Company in January 1996. From 1991 until June 1995, Mr. Holmes was General Manager of the Fresno Partnership. He is currently Managing Director of the Fresno Partnership. Mr. Holmes has been employed by the Company since June 1995, and became Vice President - Operations of the Company in January 1996. The Complaint alleges that, while he was a director and employee of FTI, Mr. Hostetler engaged in wrongful conduct, including misappropriation of corporate opportunity, fraud and unfair competition by exploiting business opportunities that were the property of FTI. The Complaint also alleges that Mr. Holmes engaged in a misappropriation of corporate opportunities belonging to FTI. The Complaint further alleges that all defendants, including the Company, participated in a conspiracy to misappropriate corporate opportunities belonging to FTI and that the Company and the unnamed defendants engaged in wrongful interference with fiduciary relationship by intentionally causing Mr. Hostetler to breach his fiduciary duty to FTI and causing Mr. Hostetler to wrongfully transfer FTI's corporate opportunities to the Company.

       On August 28, 1996, ATI filed a Cross-Complaint (the "Cross-Complaint") against FTI and certain of its officers and directors (the "Cross-Defendants"). The Cross-Complaint alleges that the Cross-Defendants have engaged in a violation of Section 26-1-8-401 of the Indiana Code, conversion, conspiracy, and breach of trust by failing to acknowledge and record ATI's ownership of approximately 7% of FTI's capital stock purchased by ATI from a former shareholder of FTI, and continuing to represent that FTI qualifies for Subchapter S status under the Internal Revenue Code. The Cross-Complaint seeks specific performance of the transfer of shares to ATI, compensatory damages, punitive damages, an injunction against any further actions by the Cross-Defendants in breach of trust or with the effect of dissipating and diverting the property and assets of FTI, and the appointment of a receiver to handle the affairs of FTI during the pendency of the FTI proceeding.

       On or about February 24, 1997, the Company and Mr. Holmes each filed a motion for summary judgment seeking dismissal of the claims in the Complaint relating to an alleged conspiracy to misappropriate corporate opportunities of FTI. The motion to dismiss is scheduled to be heard on April 25, 1997. On or about March 5, 1997, FTI filed a motion for leave to amend the Complaint to add allegations that ATI aided and abetted Mr. Hostetler's misappropriation of corporate opportunity and that all defendants wrongfully interfered with FTI's prospective business opportunities.

       The Complaint seeks compensatory damages (in an unspecified amount but estimated by the plaintiff to be no less than $5 million) and exemplary damages against all defendants, costs, an accounting, injunctive relief prohibiting Mr. Hostetler from continuing to engage in unfair competition against FTI and prohibiting all defendants from engaging in misappropriation of corporate opportunities belonging to FTI, and the imposition of a constructive trust upon the corporate opportunities of FTI utilized in the Company's initial public offering. While discovery has commenced in this proceeding, no trial date has been scheduled. Although the ultimate outcome of the litigation cannot be predicted at this time, management believes, based upon its review of the Complaint and after consultation with counsel, that resolution of this matter will not have a material adverse impact on the Company's financial condition or future results of operations.

                   ORGANIZATION AND REMUNERATION OF THE BOARD

       The Board of Directors has an Audit Committee, a Compensation Committee, and an Executive Committee.

       The Audit Committee oversees the audit of the Company's accounts through independent accountants whom it recommends for selection by the Board of Directors. The Audit Committee is also responsible for reviewing the adequacy of the Company's system of internal accounting controls and the scope and results of the Company's procedures for internal auditing. The Audit Committee is authorized to direct and supervise such special investigations as it may deem appropriate. The Audit Committee held three meetings during fiscal year 1996. The current members of the Audit Committee are Mr. Quarforth, Mr. Rosberg and Mr. Seney.

       The Compensation Committee monitors and recommends the compensation to be paid to management of the Company. The Compensation Committee's responsibilities include formulating the Company's compensation philosophy, establishing the policies, standards and objectives upon which compensation decisions are based, and making recommendations to the Board of Directors regarding the cash compensation to be paid to executive officers and other employees. The Compensation Committee also makes recommendations to the Board of Directors regarding option grants under the Company's stock option plan and reviews and revises all of the Company's plans that are intended to qualify under Section 401 of the Internal Revenue Code. The Compensation Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The Compensation Committee held four meetings during fiscal year 1996. The current members of the Compensation Committee are Mr. DePriest, Mr. Quarforth and Mr. Seney.

       The Executive Committee has the authority to exercise all the powers and authority of the Board of Directors in the management and business of the Company during the interval between regular meetings of the Board of Directors, subject to certain limitations imposed by law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, or by resolution of the Board of Directors. The Executive Committee also has the power to authorize the issuance of the Company's Common Stock. The Executive Committee members communicate with each other from time to time by telephone or in person and act on matters by means of a formal meeting or by unanimous written consent. The Executive Committee met three times during fiscal year 1996. The Committee also acted from time to time by unanimous written consent. During 1996, the members of the Executive Committee were Mr. DePriest, Mr. Hostetler, Mr. Quarforth and Mr. Seney.

       The Company's Board of Directors held four meetings during the fiscal year ended December 31, 1996, and also acted from time to time by unanimous written consent. Each director, except for Mr. Rosberg, William J. Blake and Jeffery A. Mathias, attended more than 75% of all meetings of the entire Board and the committees on which they served. Messrs. Blake and Mathias are no longer members of the Board of Directors.

       Directors do not receive compensation for service on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses incurred in connection with attending Board meetings. Directors, as such, do not participate in any executive compensation plans.

        COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION SUMMARY

       The following table sets forth the annual salary, bonus and other compensation for each of the last three fiscal years awarded to or earned by the Company's current chief executive officer, its former chief executive officer and the three other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). No other executive officers of the Company earned more than $100,000 in total salary and bonus during fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                       COMPENSATION AWARDS
                                                                                       -------------------
                                                                                           SECURITIES
                                                                        OTHER ANNUAL       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY         BONUS     COMPENSATION (1)   OPTIONS (#) (2)       COMPENSATION
---------------------------        ----      ------         -----     ----------------   ----------------      ------------
Robert D. Hostetler, President      1996    $190,000         $-0- (3)       $-0-            75,000(4)          $71,416 (5)(6)
  and Chief Executive Officer       1995     115,817       27,796 (7)        -0-            45,000              70,467 (8)(9)
                                    1994     114,092       27,500 (10)       -0-               -0-              68,335 (11)

David K. Sentman, Senior Vice       1996     135,000       67,500 (12)       -0-            20,000(4)(13)       14,709 (14)(6)
  President and Chief Financial     1995      65,000       15,600 (15)       -0-            50,000              77,007 (14)
  Officer (16)

Terry J. Holmes, Vice President-    1996     123,021       60,500 (17)       -0-            20,000(4)(13)        5,760 (14)(6)
  Operations (18)                   1995      59,790       10,793 (19)       -0-            30,000                 -0-

John B. Suranyi, Vice President-    1996     121,771       62,500 (20)       -0-            30,000(4)(13)        4,750 (6)
  Operations                        1995      89,497       10,292 (21)       -0-            30,000               2,691 (9)
                                    1994      70,680       25,000 (22)       -0-               -0-                 -0-

Brian E. Gast, Former President     1996     175,000 (23)     -0-            -0-               -0-                 -0-
  and Chief Executive Officer       1995     175,000       37,188 (24)      5,297              -0-                 -0-
                                    1994     136,708 (25)  35,000           2,356           11,000 (26)          2,530 (27)

---------------
( 1) The amounts disclosed in this column consist of premiums paid by the Company for long-term medical disability and life insurance policies on behalf of the Named Executive Officers.
( 2) The Company does not have any restricted stock, stock appreciation right or long-term incentive plans.
( 3) Consideration of Mr. Hostetler's 1996 bonus has been deferred until his employment agreement is renegotiated in June 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."
( 4) Does not include replacement options granted to the Named Executive Officer in exchange for the cancellation of all outstanding options held by the Named Executive Officer in connection with the Company's repricing of stock options on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option
       Repricing."
( 5) Includes $66,666 paid to Mr. Hostetler pursuant to a non-competition provision contained in his original employment agreement with the Company. See "Certain Relationships and Related Transactions".
( 6) Includes the following contributions made by the Company to the Company's 401(k) plan on behalf of the Named Executive Officers during 1996: Mr. Hostetler - $4,750, Mr. Sentman - $4,750, Mr. Holmes - $2,543
       and Mr. Suranyi - $4,750.
( 7) This amount was paid during 1996 based upon Mr. Hostetler's performance during 1995.
( 8) Includes $66,667 that was earned in 1995 pursuant to the non-competition provisions of Mr. Hostetler's original employment agreement. However, payment was actually received by Mr. Hostetler in 1996.
( 9) Includes the following contributions made by the Company to the Company's 401(k) plan on behalf of the Named Executive Officers: Mr. Hostetler - $3,800 and Mr. Suranyi - $2,691.
(10) This amount was paid during 1995 based upon Mr. Hostetler's performance during 1994.
(11) Includes $66,667 that was paid to Mr. Hostetler pursuant to the non-competition provisions contained in his original employment agreement. Also includes $1,668 contributed by the Company to its 401(k) plan on behalf of Mr. Hostetler.
(12) Of this amount, $45,000 will be paid in 1997 based upon Mr. Sentman's performance during 1996.
(13) 10,000 of such options were granted in 1997 based upon the Named Executive Officer's performance during 1996.

(14) Includes relocation expenses paid by the Company on behalf of the Named Executive Officer.
(15) This amount was paid during 1996 based upon Mr. Sentman's performance during 1995.
(16)   Mr. Sentman joined the Company on July 1, 1995.
(17) Of this amount, $38,000 will be paid in 1997 based upon Mr. Holmes' performance during 1996.
(18)   Mr. Holmes joined the Company on June 12, 1995.
(19) This amount was paid during 1996 based upon Mr. Holmes' performance during 1995.
(20) Of this amount, $40,000 will be paid in 1997 based upon Mr. Suranyi's performance during 1996.
(21) This amount was paid during 1996 based upon Mr. Suranyi's performance during 1995.
(22) This amount was paid during 1995 based upon Mr. Suranyi's performance during 1994.
(23) Consists of amounts paid pursuant to the severance provisions in Mr. Gast's employment agreement. Mr. Gast left the employ of the Company in January 1996.
(24) This amount was paid during 1996 based upon Mr. Gast's performance during 1995.
(25) $1,875 of this amount was paid during 1995 based upon a salary adjustment for 1994.
(26) These options were granted to Mr. Gast on March 1, 1995, effective as of March 2, 1995, based upon his performance during 1994.
(27) Consists of contributions made by the Company to the Company's 401(k) plan on behalf of Mr. Gast.

                         STOCK OPTION GRANTS AND VALUES

       The following table sets forth certain information regarding option grants to the Named Executive Officers during 1996.

                               INDIVIDUAL GRANTS

                                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                                    AT ASSUMED ANNUAL RATES
                                             PERCENT OF TOTAL                                    OF STOCK PRICE APPRECIATION
                      NUMBER OF SECURITIES  OPTIONS GRANTED TO  EXERCISE OR                            FOR OPTION TERM
                       UNDERLYING OPTIONS      EMPLOYEES IN      BASE PRICE                      ---------------------------
NAME                      GRANTED (#)           FISCAL YEAR        ($/SH)      EXPIRATION DATE      5% ($)          10% ($)
--------------------  --------------------  ------------------  -----------    ---------------   -------------   -------------
Robert D. Hostetler        75,000(1)(2)            29%            $14.375         01/04/2004      $514,725(2)    $1,232,925(2)
Robert D. Hostetler        45,000(3)                --              6.875         12/17/2004       147,645          353,790
Robert D. Hostetler        75,000(4)                --              6.875         12/17/2004       246,075          589,650
David K. Sentman           10,000(2)                4%             15.000         04/25/2004       71,620(2)        171,540(2)
David K. Sentman           60,000(6)                --              6.875         12/17/2004       196,860          471,720
Terry J. Holmes            10,000(5)(2)             4%             15.000          4/25/2004       71,620(2)        171,540(2)
Terry J. Holmes            40,000(7)                --              6.875         12/17/2004       131,240          314,480
John B. Suranyi            20,000(5)(2)             8%             15.000          4/25/2004       143,240(2)       343,080(2)
John B. Suranyi            50,000(8)                --              6.875         12/17/2004       164,050          393,100

---------------
(1) 25,000 of such options were exercisable as of July 1, 1996 and the remaining options were exercisable in increments of 4,166 shares per month beginning on August 31, 1996.
(2) All of such options were cancelled and replaced with new options in connection with the Company's repricing of stock options on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."
(3) These options were granted to Mr. Hostetler as replacement options in return for the cancellation of 30,000 options that were granted to Mr. Hostetler on February 28, 1995 with an exercise price of $11.75 per share and 15,000 options that were granted to Mr. Hostetler on December 12, 1995 with an exercise price of $13.75 per share. Twenty- five percent of such replacement options vest on June 18, 1997 and the remaining 75% of such replacement options vest ratably over three years beginning on the first anniversary of the date of grant. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."
(4) These options were granted to Mr. Hostetler as replacement options in return for the cancellation of 75,000 options that were granted to Mr. Hostetler on January 4, 1996 with an exercise price of $14.375 per share. Such replacement options vest in increments of 12,500 shares per month beginning on January 31, 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."
(5) These options were to vest in increments of 20% per year over a five-year period beginning on the first anniversary of the date of grant.
(6) These options were granted to Mr. Sentman as replacement options in return for the cancellation of 50,000 options that were granted to Mr. Sentman on June 13, 1995 with an exercise price of $12.75 per share and 10,000 options that were granted to Mr. Sentman on April 25, 1996 with an exercise price of $15.00 per share. Twenty-five percent of such replacement options vest on June 18, 1997 and the remaining 75% of such replacement options vest ratably over three years beginning on the first anniversary of the date of grant. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."
(7) These options were granted to Mr. Holmes as replacement options in return for the cancellation of 15,000 options that were granted to Mr. Holmes on June 12, 1995 with an exercise price of $13.75 per share, 15,000 options that were granted to Mr. Holmes on December 12, 1995 with an exercise price of $13.75 per share and 10,000 options that were granted to Mr. Holmes on April 25, 1996 with an exercise price of $15.00 per share. Twenty-five percent of such replacement options vest on June 18, 1997 and the remaining 75% of such replacement options vest ratably over three years beginning on the first anniversary of the date of grant. See "Report of Board of Directors on Executive Compensation and Stock Option Repricing."
(8) These options were granted to Mr. Suranyi as replacement options in return for the cancellation of 15,000 options that were granted to Mr. Suranyi on June 12, 1995 with an exercise price of $13.75 per share, 15,000 options that were granted to Mr. Suranyi on December 12, 1995 with an exercise price of $13.75 per share and 20,000 options that were granted to Mr. Suranyi on April 25, 1996 with an exercise price of $15.00 per share. Twenty-five percent of such replacement options vest on June 18, 1997 and the remaining 75% of such replacement options vest ratably over three years beginning on the first anniversary of the date of grant. See "Report of Board of Directors on Executive Compensation and Stock Option Repricing."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES TABLE

       The following table sets forth certain information with respect to option exercises by the Named Executive Officers during 1996 and the value of options owned by the Named Executive Officers at December 31, 1996.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                             SHARES                             OPTIONS AT FY-END (#)      MONEY OPTIONS AT FY-END ($)
                          ACQUIRED ON                         -------------------------    ----------------------------
NAME                      EXERCISE (#)  VALUE REALIZED ($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-----------------------   ------------  ------------------    -------------------------    ----------------------------
Robert D. Hostetler           -0-             $-0-                   -0-/120,000                        *

David K. Sentman              -0-               -0-                  -0-/ 60,000                        *

Terry J. Holmes               -0-               -0-                  -0-/ 40,000                        *

John B. Suranyi               -0-               -0-                  -0-/ 50,000                        *

Brian E. Gast                36,500           276,700                110,000/-0-                   $412,500/-0-

---------------
* All of the options held by such Named Executive Officers at December 31, 1996 had an exercise price of $6.875 per share. The closing price of the Company's Common Stock on December 31, 1996, as quoted on the Nasdaq National Market, was $5.75. Thus, none of the options held by such Named Executive Officers were in-the-money at December 31, 1996.

EMPLOYMENT AGREEMENTS

       The Company has an employment agreement with Robert D. Hostetler, who became President and Chief Executive Officer of the Company on January 4, 1996. Mr. Hostetler's original employment agreement with the Company, which became effective when Mr. Hostetler joined the Company in December 1993, was replaced by a new employment agreement, which became effective as of January 4, 1996. Mr. Hostetler's employment agreement established his annual base cash compensation for 1996 at $190,000. After January 1, 1997, Mr. Hostetler's base salary may be increased by the Company in its discretion. The agreement further provides that Mr. Hostetler is eligible to receive an annual cash bonus pursuant to the Company's bonus plan for executive officers. Mr. Hostetler is also eligible to participate in the Company's stock option plan.

       Mr. Hostetler's employment agreement expires on June 30, 1997, unless earlier terminated. The agreement may be terminated by the Company with or without cause at any time without prior notice, and by Mr. Hostetler at any time upon 30 days' prior notice to the Company. The agreement provides that Mr. Hostetler is entitled to receive severance payments equal to the lesser of six months' base salary or the amount of base salary otherwise payable pursuant to the employment agreement through the remainder of the term of the employment agreement in the event the agreement is terminated without cause. Mr. Hostetler's employment agreement prohibits him from competing with the Company during the period of his employment and for one year thereafter. Mr. Hostetler's previous employment agreement with the Company also contained a covenant not-to-compete, for which Mr. Hostetler has received $500,000.

       The Company also has an employment agreement with David K. Sentman, Senior Vice President and Chief Financial Officer of the Company, effective as of August 10, 1996. The agreement establishes Mr. Sentman's minimum base salary at $130,000, subject to increases of 5% per year or such other increases as may be approved by the Company. Pursuant to his employment agreement, Mr. Sentman is also eligible to receive a cash bonus with respect to each calendar year of up to 40% of his base salary. Pursuant to his employment agreement, Mr. Sentman was granted options to purchase 50,000 shares of common stock at an exercise price of $12.75 per share and was reimbursed for certain relocation expenses incurred in connection with the commencement of his employment. The agreement also provided for a relocation loan to Mr. Sentman of up to $180,000, which loan was repaid during 1996. Pursuant to his employment agreement, Mr. Sentman is eligible to participate in all benefit programs established by the Company that are generally applicable to executive officers.

       Mr. Sentman's employment agreement expires on August 10, 1998, unless earlier terminated. The agreement may be terminated by the Company with or without cause at any time without prior notice, and by Mr. Sentman at any time after August 10, 1997 upon 30 days' prior written notice to the Company. The agreement provides that Mr. Sentman is entitled to receive severance payments equal to one year's base salary plus accrued bonus in the event the agreement is terminated without cause, and two year's base salary plus accrued bonus under certain circumstances following a change in control of the Company. The agreement also prohibits Mr. Sentman from competing with the Company for the term of his employment and for one year thereafter.

       The Company has agreed to enter into employment agreements with Terry J. Holmes and John B. Suranyi, each a Vice President - Operations of the Company. Each of the employment agreements establishes an annual base salary of $131,500 and provides for base salary increases of 5% per year or such other increases as may be approved by the Company. The agreements also provide that Messrs. Holmes and Suranyi will be eligible to receive annual cash bonuses pursuant to the Company's bonus plan for executive officers and to participate in all benefit programs generally applicable to executive officers. The agreements are expected to expire on December 31, 1999, unless earlier terminated. The agreements will be terminable by the Company with or without cause at any time and by the employees upon 30 days' prior written notice to the Company. The agreements provide that Messrs. Holmes and Suranyi are entitled to certain severance payments in the event the agreements are terminated without cause. The agreements also will prohibit Messrs. Holmes and Suranyi from competing with the Company for their respective terms of employment and for one year thereafter.

       Brian E. Gast served as President and Chief Executive Officer of the Company from March 1990 until January 1996 pursuant to an employment agreement with the Company. The agreement established Mr. Gast's minimum base cash compensation at $130,000 for 1994 and provided that, beginning January 1, 1995, Mr. Gast's base compensation would be increased annually by the greater of 5% or such other amount that was approved by the Board of Directors. Effective as of December 15, 1994, the Compensation Committee increased Mr. Gast's base cash compensation to $175,000. Pursuant to his employment agreement, Mr. Gast was also eligible to receive a cash bonus for 1996 of up to 50% of his base compensation and options to purchase common stock based upon certain objective and subjective performance criteria. Mr. Gast's employment agreement provided that Mr. Gast's employment with the Company could be terminated by the Company with or without cause at any time without prior notice. Mr. Gast resigned from the Company on January 4, 1996. As a result, according to the terms of Mr. Gast's employment agreement, the Company was obligated to pay Mr. Gast one year's base salary as severance pay. No bonus or stock options were awarded to Mr. Gast based upon his performance during 1996.

                 REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE
                    COMPENSATION AND STOCK OPTION REPRICING


       The Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

       All compensation arrangements for the Company's executive management are recommended by the Company's compensation committee (the "Committee") and reviewed and approved by the Board of Directors. The Committee formulates the Company's compensation philosophy and establishes the policies, standards and objectives upon which the compensation decisions are based. Pursuant to these policies and criteria, the Committee recommends to the Board of Directors the cash compensation to be paid the Company's executive officers, including the Chief Executive Officer. The Committee also recommends to the Board of Directors the key employees to whom stock options should be granted under the Company's 1990 Stock Option Program, As Amended (the "Plan"), the number of shares covered by each such grant, the exercise or purchase price per share, and the other terms and provisions governing each grant of options under the Plan. The Committee typically meets two or three times per year to review executive management performance and compensation and to recommend bonuses and stock option grants for employees of the Company. The Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions. All cash compensation arrangements and stock option grants recommended by the Committee are subject to approval by the full Board of Directors.

Compensation Philosophy

       The objectives of the Company's executive compensation policies are to attract, retain and reward highly-skilled executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During 1996, the Company used base salary, executive officer cash and stock bonuses, and stock option grants under the Plan to achieve these objectives. The Board of Directors believes that a substantial portion of the annual compensation of each executive officer should be influenced by the performance of the Company, as well as the individual contribution of each executive officer and the responsibility and authority of each position relative to other positions within the Company.

       Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned annually by certain executives to be deductible. Because the total compensation for executive officers of the Company is significantly below the $1 million threshold, the Board of Directors has not yet had to address the issues relative thereto.

Base Salary

       The Company's base salary levels are usually recommended by the Committee and approved by the Board of Directors annually for each executive officer. The level of base compensation is intended to be competitive with other comparable positions within the wireless cable and telecommunications industries. Base pay is determined on a case by case basis in relation to the individual's background, experience, accomplishments and market conditions. While the Committee and the Board of Directors consider the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer of the Company, the Company does not have a policy or target of how each executive officer's base salary, or salaries of executive officers as a group, should compare with the low, midpoint or upper ranges of compensation surveys.

Cash and Stock Bonuses

       In addition to base pay, certain executive officers, including the Company's President and Chief Executive Officer, are eligible to receive annual or other cash bonuses. Cash bonuses are typically determined on the basis of a combination of performance criteria including (a) annual personal performance objectives, usually linked substantially to the performance of the Company, that are established at the beginning of the year, (b) the Company's performance compared to its business plan, (c) the Company's performance toward achieving its strategic objectives, and (d) an overall subjective performance evaluation taking into account such factors as the individual's relative contribution to the Company.

       In 1996, the Committee determined that executive officers should be eligible to earn bonuses of up to 40% of base cash compensation based on their performance during 1996. The Committee further determined that approximately one-half of the bonus should be determined objectively by measuring the performance of each executive officer against pre-established operating performance targets. The Committee established executive performance targets for 1996 in eight areas that were determined by the Board of Directors to be critical to improving the Company's operating results: revenue; earnings before interest, taxes, depreciation and amortization; free cash flow; capital expenditures; number of customers; customer churn levels; bad debt as a percentage of revenue; and marketing expenses per gross customer addition. The performance of each executive officer against the pre-established targets was measured quarterly and for the year as a whole, and approximately one half of each executive officer's bonus was awarded on the basis of such measurement. The remaining part of each executive officer's bonus was based principally upon a subjective evaluation of the individual's performance during 1996.

       Since early 1996, the Company has taken certain actions aimed at reducing its costs and conserving its capital. Consistent with these actions, and as a means of motivating management to increase shareholder value, the Committee recommended that all bonuses awarded to exempt salary employees, including all executive officers, for their performance during 1996 be paid two-thirds in Class A Common Stock and one-third in cash. The Committee further recommended that the award of such stock bonuses be deferred until late July 1997. Such recommendations of the Committee were approved by the Board of Directors. In approving such recommendations, the Board of Directors noted that the award of a substantial part of the 1996 bonus in the form of Class A Common Stock creates a substantial incentive for these exempt salary employees, including executives, to focus on the creation of shareholder value.

Stock Option Grants and  Repricing

       All executive officers and key employees of the Company are eligible to participate in the Plan. The purpose of the Plan is to provide incentives to management to maximize shareholder value by providing them with opportunities to acquire shares of the Company's Class A Common Stock. Options are granted to executive officers and key employees whom the Board of Directors determines to be responsible for the future growth and success of the Company, based on recommendations of the Committee. The Board believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with the shareholders. Options are granted at the market price of the Company's Class A Common Stock on the date of grant and, consequently, have value only if the price of the Company's Class A Common Stock increases over the exercise price for the period during which the options are exercisable.

       The Committee typically recommends that a stock option be granted under the Plan upon hiring executive officers, subject to a vesting schedule. The size of the initial grant is usually determined with reference to the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company, and comparable equity compensation offered by other companies in the cable or telecommunication industries.

       After the initial stock option grant, the Committee recommends additional grants under the Plan, typically on an annual basis. Such awards are based upon performance criteria similar to those applicable to cash bonus payments and upon target levels of stock option compensation (using Black-Scholes valuation estimates) over a five-year period as a multiple of annual base salaries. In recommending the size of periodic grants, the Committee also considers prior option grants to the executive officer, regardless of whether the options have been exercised, the executive's historical performance, and his or her expected future contributions. Exceptions are made to the annual grants and typical vesting schedules when the Board believes, based upon recommendations of the Committee, that additional option grants or accelerated vesting will match special circumstances of the Company or reward the contribution of an executive officer or key employee.

       Prior to December 17, 1996, the Named Executive Officers had been granted, as part of their incentive compensation, options to purchase Class A Common Stock of the Company at prices ranging from $11.75 to $15.00 per share (see "Ten Year Option Repricings"). Subsequent to the grant of such options, the market price of the Company's Class A Common Stock decreased significantly and the Company's financial position weakened. The Board of Directors determined, based upon a recommendation of the Committee, that it was in the best interests of the Company to offer to reprice all outstanding stock options previously granted to key employees (including the Named Executive Officers) under the Plan. In making this determination, the Board of Directors considered that the exercise price of the vast majority of the outstanding options made them of nominal value from the viewpoint of the optionholder, considering the current market price of the Class A Common Stock. The Board of Directors was concerned that the Company might, at this critical point in its development, lose the benefit of a key incentive in its compensation philosophy and, thereby, make it more difficult for the Company to retain talented personnel. By bringing the exercise price of all outstanding options more in line with current market conditions, the Board of Directors believes that the Company's key employees will be more motivated to focus on increasing shareholder value.

       Thus, on December 17, 1996, the Company offered to each optionholder, including the Named Executive Officers, the right to surrender his or her outstanding options to the Company in exchange for the grant of replacement options for a like number of shares of Class A Common Stock at an exercise price of $6.875, the closing price of the Class A Common Stock on the Nasdaq National Market on December 17, 1996. All employees (including the Named Executive Officers) holding options with an exercise price above $6.875 per share surrendered their outstanding options to the Company in exchange for replacement grants.

       At the time of the repricing, the Committee also recommended to the Board of Directors that future stock options generally be granted with three-year vesting schedules instead of the five-year vesting schedules previously used by the Company in order to better reflect the dynamic environment of the Company and the wireless industry, and that the options also generally contain an acceleration of one-year vesting in the event of a change in control of the Company.

Compensation of the President and Chief Executive Officer

       The Committee and the Board of Directors review the performance of the Company's President and Chief Executive Officer at least annually. On January 4, 1996, Robert D. Hostetler was elected President and Chief Executive Officer of the Company. He was formerly Vice President - Development of the Company. Pursuant to his employment agreement with the Company, Mr. Hostetler's annual base salary was established at $190,000 for 1996. In setting Mr. Hostetler's base salary, the Board of Directors and the Committee considered base compensation levels of other chief executive officers in the cable and telecommunications industries, Mr. Hostetler's executive experience and knowledge of the wireless cable industry, and his expected future contribution to the Company.

       Pursuant to his employment agreement, Mr. Hostetler was eligible to receive a bonus for 1996 to be calculated in the same manner as the bonuses for other executive officers. See "-- Cash and Stock Bonuses". In considering the objective portion of Mr. Hostetler's bonus, the Committee noted that the Company's pre-established operating performance targets had been achieved at the level of approximately 92%. In considering the subjective portion of Mr. Hostetler's 1996 bonus, the Committee evaluated Mr. Hostetler's performance in the following areas: aligning the Company with one or more strategic partners in order to provide access to additional technologies, products and capital; improving the Company's liquidity through the sale of certain non-strategic assets and additional equity; developing strategies for implementing wireless digital video and non-video products; retaining certain key employees; and improving the overall management and operating personnel of the Company. After considering the factors described above, the Board of Directors and Mr. Hostetler agreed that the final determination of Mr. Hostetler's 1996 bonus would be deferred until his employment agreement is renegotiated in June 1997.

       Mr. Hostetler was offered and accepted the opportunity to reprice his stock options as of December 17, 1996, along with all other optionholders. At the time of such repricing, Mr. Hostetler had been granted options to purchase 120,000 shares of the Company's Class A Common Stock. Of this amount, options to acquire 75,000 shares at an exercise price of $14.375 per share would have become fully vested on June 30, 1997, the termination date of Mr. Hostetler's current employment agreement. The Board of Directors determined, based upon a recommendation of the Committee, that the vesting schedule of Mr. Hostetler's replacement options for these 75,000 shares should be identical to the vesting schedule of the options surrendered, such that the replacement options would vest ratably over a six month period beginning on January 31, 1997 and become fully exercisable on June 30, 1997. The Board of Directors decided to retain the original vesting period in order to continue to provide an incentive for Mr. Hostetler to focus on the Company's ongoing strategic partnering and liquidity objectives.

       The Board of Directors believes that Mr. Hostetler's base cash compensation for 1996 was in the middle of the compensation range for similar positions in the wireless cable industry.1 Mr. Hostetler also holds a substantial equity participation in the Company through his ownership of Class A Common Stock and the stock option arrangements described above. Thus, a portion of Mr. Hostetler's total compensation is linked directly to the creation of shareholder value.





                                                  Respectfully submitted,

                                                  The Board of Directors


                                                  Donald R. DePriest
                                                  Richard F. Seney
                                                  James S. Quarforth
                                                  Carl A. Rosberg
                                                  Robert D. Hostetler
                                                  Mitchell R. Hauser



---------------
(1) In determining whether Mr. Hostetler's compensation was comparable to the compensation of other chief executives, the Board of Directors limited its comparison to other companies in the wireless cable industry, a relatively small subset of the telecommunications industry. To date, the Board has believed that such a comparison was more meaningful than a comparison between its compensation levels and the compensation levels of much larger and more highly capitalized companies comprising the telecommunications industry as a whole. Because the wireless cable industry is a relatively new industry, there is no established line of business or industry index. Thus, for purposes of the Stock Performance Graph, the Company compared its stock performance to the Telecommunications Index, which is comprised of companies representing the telecommunications industry as a whole.

                           TEN-YEAR OPTION REPRICINGS

                                               NUMBER OF                                                            LENGTH OF
                                               SECURITIES       MARKET PRICE                                     ORIGINAL OPTION
                                               UNDERLYING       OF STOCK AT     EXERCISE PRICE        NEW        TERM REMAINING
                                                OPTIONS           TIME OF         AT TIME OF        EXERCISE       AT DATE OF
           NAME                  DATE           REPRICED         REPRICING         REPRICING         PRICE          REPRICING
----------------------------   --------        ----------       ------------    --------------      --------     ---------------
Robert D. Hostetler (1)        12/17/97          30,000           $ 6.875            $11.75         $ 6.875           7.00
Robert D. Hostetler            12/17/97          15,000             6.875             13.75           6.875           6.00
Robert D. Hostetler            12/17/97          75,000             6.875             14.375          6.875           7.00
David K. Sentman (2)           12/17/97          50,000             6.875             12.75           6.875           6.50
David K. Sentman               12/17/97          10,000             6.875             15.00           6.875           7.25
Terry J. Holmes (3)            12/17/97          15,000             6.875             13.75           6.875           6.50
Terry J. Holmes                12/17/97          15,000             6.875             13.75           6.875           7.00
Terry J. Holmes                12/17/97          10,000             6.875             15.00           6.875           7.25
John B. Suranyi (4)            12/17/97          15,000             6.875             13.75           6.875           6.50
John B. Suranyi                12/17/97          15,000             6.875             13.75           6.875           7.00
John B. Suranyi                12/17/97          20,000             6.875             15.00           6.875           7.25

---------------
(1)    President and Chief Executive Officer
(2)    Senior Vice President and Chief Financial Officer
(3)    Vice President - Operations
(4)    Vice President - Operations

       COMMON STOCK PERFORMANCE GRAPH

       The following graph compares the percentage change in the Company's cumulative total shareholder return on its Class A Common Stock for the period during which the Class A Common Stock has been registered under Section 12 of the Exchange Act against the cumulative total return of the Nasdaq Total Return (U.S.) Index (the "Nasdaq Index") and the cumulative total return of the Nasdaq Telecommunications Index (the "Telecommunications Index") for the same period. The graph assumes an investment of $100 on December 10, 1993* in each of the Class A Common Stock and the stocks comprising the Nasdaq Index and the Telecommunications Index, and assumes reinvestment of dividends, if any.

                                    [GRAPH]


                                                 Percentage Change
                             -----------------------------------------------------------
                             12/10/93    12/31/93     12/31/94     12/31/95     12/31/96
                             --------    --------     --------     --------     --------
NASDAQ Index                     0           2.79         0.47        42.09       74.78
Telecommunications Index         0           3.46       -13.65        13.06       15.58
American Telecasting, Inc.       0           0          -43.06       -19.44      -68.06

---------------
o The Company's Class A Common Stock began trading on the Nasdaq National Market on December 10, 1993. Prior to December 10, 1993, the Company's Class A Common Stock was not publicly traded.

            BOARD OF DIRECTORS  INTERLOCKS AND INSIDER PARTICIPATION

       All compensation arrangements for the Company's executive management are recommended by the Compensation Committee and reviewed and approved by the Board of Directors. Messrs. DePriest, Seney, Quarforth, Rosberg, Hostetler and Hauser are members of the Board of Directors. Mr. Hostetler is President and Chief Executive Officer of the Company. Pursuant to his original employment agreement with the Company, Mr. Hostetler has received a total of $500,000 from the Company in return for a covenant not-to-compete, of which $133,333 was received in 1996. Mr. Hostetler is a Manager on the Board of Managers of the Fresno Partnership and, along with his wife, owns 28% of FTI, which owns 35% of the Fresno Partnership. As of December 31, 1996, the Fresno Partnership owed the Company approximately $7.0 million. See "Certain Relationships and Related Transactions." Messrs. DePriest and Seney are both officers of the Company, but do not receive any compensation from the Company for their services as officers, except for reimbursement of out-of-pocket expenses incurred in connection with certain activities on behalf of the Company. No executive officer of the Company served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company, except for Mr. Quarforth, who is a director and member of the Compensation Committee of the Company and a director and member of the Compensation Committee of CFW.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       In July 1995, the Company agreed to make a non-interest bearing relocation loan of up to $180,000 to David K. Sentman, who joined the Company as Vice President - Finance, Chief Financial Officer, Treasurer and Assistant Secretary in July 1995. The loan was repaid in full during 1996.

       Pursuant to an Investment Agreement dated January 19, 1991, between CFW and the Company, the Company provides certain advisory services to CFW in connection with the development of wireless cable systems developed by CFW in the Commonwealth of Virginia. In return, the Company is entitled to receive payments equal to 10% of the earnings (as defined in the agreement) of each such wireless cable system for a 15-year period after the system has achieved cumulative pre-tax income. CFW currently operates wireless cable systems in Richmond, Charlottesville and other cities within the Shenandoah Valley, and maintains certain wireless cable channel rights in Lynchburg and Winchester, Virginia. None of such systems have yet achieved cumulative pre-tax income.

       The Company leases certain wireless cable licenses that it uses to broadcast programming from certain companies (the "Wireless Companies") that are owned and controlled by Donald R. DePriest, Chairman of the Board and a Director of the Company, in exchange for a nominal fee pursuant to long-term leases. The Wireless Companies assigned the majority of such licenses to the Company in 1996.

       Robert D. Hostetler, President and Chief Executive Officer of the Company, is a Manager on the Board of Managers of the Fresno Partnership and, along with his wife, owns 28% of FTI, which owns 35% of the Fresno Partnership. The Fresno Partnership operates the Company's Fresno, Visalia and Merced wireless cable systems. As of December 31, 1996, the Fresno Partnership owed the Company approximately $7.0 million.

       Pursuant to his original employment agreement with the Company, Mr. Hostetler has received a total of $500,000 from the Company in return for a covenant not-to-compete, of which $133,333 was received in 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons also are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that are filed with the SEC. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 1996, with the following exceptions: (i) Bruce E. Dines, former Vice President - Operations of the Company, filed a late Form 5 in March 1996 to report an option grant and a series of purchases of the Company's Common Stock under the Company's employee stock purchase plan during 1996; (ii) John B. Suranyi and Terry J. Holmes each inadvertently under-reported the number of stock options then owned by them in the Form 3s that were timely filed upon their becoming executive officers of the Company, which inaccuracies were corrected by the filing of amended Form 3s in February 1996; and (iii) William J. Blake, a former director of the Company, filed two late Form 5s in March 1996 to report two separate purchases of Common Stock in 1994, to correct an error in his original Form 3 filed in December 1993, and to report receipt of an in-kind distribution of Common Stock in July 1995.

     PROPOSAL NO. 2- PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

DESCRIPTION OF THE AMENDMENT

       At the Annual Meeting the stockholders of the Company are being asked to consider and act upon a proposal to approve an amendment (the Amendment) to
Article IV of the Company's Restated Certificate of Incorporation, which would increase the number of authorized shares of Common Stock from forty million (40,000,000) to fifty-five million (55,000,000), consisting of forty-five million (45,000,000) shares of Class A Common Stock and ten million (10,000,000) shares of Class B Common Stock.

       If the Amendment is adopted by the stockholders, the Board intends to prepare and file a Certificate of Amendment to the Restated Certificate of Incorporation of the Company. The Amendment will be effective immediately upon acceptance of filing by the Secretary of State of Delaware. Although the Board presently intends to file the Certificate of Amendment if the Amendment is approved by the stockholders, the resolution of stockholders will reserve to the Board the right to defer or abandon the Amendment and not file such Certificate of Amendment even if the Amendment is approved by the stockholders.

REASONS FOR THE AMENDMENT

       In reviewing the Company's capital structure and possible alternatives for the future, management, after consultation with the Company's financial and outside legal advisors, determined that the number of shares of the Company's Class A Common Stock should be increased to provide the Company with additional capital-raising flexibility, and management determined to present to the Board of Directors a proposal to increase the number of authorized shares of Class A Common Stock.

       At its regular meeting on February 27, 1997, the Board of Directors considered the proposal to increase the number of authorized shares of Class A Common Stock. After discussion of the Amendment's likely benefits and possible disadvantages, the Board authorized adoption of the Amendment and authorized management to file with the SEC preliminary proxy materials describing the Amendment.

       The Company's Restated Certificate of Incorporation, as amended, presently authorizes 40,000,000 shares of Common Stock, of which 30,000,000 shares are Class A Common Stock and 10,000,000 shares are Class B Common Stock. As of March 11, 1997, 25,743,607 shares of Class A Common Stock and no shares of Class B Common Stock were issued and outstanding. The Amendment would increase the total authorized number of shares of Common Stock from 40,000,000 to 55,000,000, authorizing the issuance of up to 45,000,000 shares of Class A Common Stock and up to 10,000,000 shares of Class B Common Stock. Thus, upon implementation of the Amendment, 19,256,393 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock would be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, acquisitions, stock option plans, funding of employee benefit plans and public and private equity offerings. No further action or authorization by the stockholders would be necessary prior to the issuance of the additional shares of Class A Common Stock authorized pursuant to the Amendment unless applicable laws or regulations would require such approval in a given instance.

       The Board of Directors of the Company believes that it is desirable to have the additional authorized shares of Class A Common Stock available for possible future financing and acquisition transactions, and other general corporate purposes. Having such additional authorized shares of Class A Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders' meeting. The Company does not presently have any agreement, understanding, arrangement or plans that would result in the issuance of any of the additional shares of Class A Common Stock to be authorized. The Company's Restated Certificate of Incorporation, as amended, will permit the holders of a majority of the outstanding shares of the Class A Common Stock to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock or Class B Common Stock.

VOTE REQUIRED FOR APPROVAL

       The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required for approval of the Amendment. Abstentions and Broker Non-Votes will have the effect of votes against the Amendment. The Company has been advised by Mr. DePriest, who controls directly or indirectly approximately 19.4% of the outstanding Class A Common Stock entitled to vote at the meeting, that he intends to vote in favor of approval of the Amendment.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                    (ITEM NO. 2 ON THE ENCLOSED PROXY CARD).

               PROPOSAL NO. 3 - SELECTION OF INDEPENDENT AUDITORS

       Since 1988, the firm of Arthur Andersen LLP, independent auditors, has examined and reported on the financial statements of the Company. The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent auditors to examine and report on the financial statements of the Company for the fiscal year ending December 31, 1997, subject to stockholder approval.

       During the year ended December 31, 1996, Arthur Andersen LLP provided the Company with audit services, including examinations of and reporting on the Company's consolidated financial statements, and certain accounting advisory services. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

       Approval of the appointment of Arthur Andersen LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting. If the appointment is not approved, the Board of Directors will select other independent accountants.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT (ITEM NO. 3 ON THE ENCLOSED PROXY CARD).

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

       Stockholders may submit proposals on matters appropriate for stockholder action at the Company's 1998 Annual Meeting of Stockholders, consistent with the rules and regulations of the SEC. Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting should be received by the President of the Company at the above address no later than November 27, 1997, in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                 OTHER MATTERS

       The Board of Directors is not aware of any matters to come before the meeting other than the election of directors, the proposal to approve the Amendment and the proposal to approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the succeeding year. If any other matter should come before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

       Please sign and return promptly the enclosed proxy card in the envelope provided. The signing of a Proxy will not prevent your attending the meeting and voting in person.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Robert D. Hostetler
                                           -------------------------------------
                                           ROBERT D. HOSTETLER
                                           President and Chief Executive Officer

Dated: March 28, 1997

--------------------------------------------------------------------------------

                           AMERICAN TELECASTING, INC.
                       5575 TECH CENTER DRIVE, SUITE 300
                        COLORADO SPRINGS, COLORADO 80919

  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN TELECASTING,
                                      INC.
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1997.

   The undersigned hereby appoint(s) Robert D. Hostetler, Richard F. Seney and each of them, as proxies to represent and vote the shares held by the undersigned at the Annual Meeting of Stockholders of American Telecasting, Inc. (the "Company") to be held April 24, 1997, or at any adjournments thereof as follows:

DIRECTORS RECOMMEND: A vote FOR election of directors (proposal 1), a vote FOR the proposed amendment to the Company's Restated Certificate of Incorporation (proposal 2), and a vote FOR the appointment of Arthur Andersen LLP as independent auditors (proposal 3), all of which have been proposed by the Board of Directors.

1. ELECTION OF DIRECTORS:          [ ] For all nominees         [ ] Withhold all
                                                                    nominees

(1) Donald R. DePriest                    (2) Richard F. Seney                      (3) Robert D. Hostetler
(4) Carl A. Rosberg                       (5) Mitchell R. Hauser                    (6) James S. Quarforth

  INSTRUCTION:To withhold authority to vote for any individual nominee place an
              "X" in this box [ ] and strike a line through the nominee's name listed above.

2. APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION: The approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 55,000,000, consisting of 45,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. APPOINTMENT OF INDEPENDENT AUDITORS: The appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending
   December 31, 1997.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

* Note: If any other matters properly come before the meeting or any adjournment thereof, this proxy will be voted according to the judgment of the persons named above as proxies.

All of the above matters are more particularly described in the Company's Proxy Statement dated March 28, 1997, relating to such annual meeting to be held on April 24, 1997, receipt of which is hereby acknowledged.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

                                                  Dated                   , 1997
                                                       -------------------

                                                  ------------------------------
                                                            SIGNATURE

                                                  ------------------------------
                                                    SIGNATURE IF HELD JOINTLY

                                                  Signature(s) should correspond
                                                  with the name appearing on the
                                                  label hereon. When signing in
                                                  a fiduciary or representative
                                                  capacity, give full title as
                                                  such. Where more than one
                                                  owner, each should sign.

--------------------------------------------------------------------------------